Dane Exploration Inc. Completes Acquisition of Portus Cloud Assets

February 11, 2014 --- Vancouver, British Columbia --- Dane Exploration Inc. (the “Company”) (OTCBB: DANE) is pleased to announce it has completed the acquisition of the assets that comprise the “Portus Cloud” business (the “Portus Assets”) from Portus Holdings Inc. (“Portus”).  The acquisition of the Portus Assets was completed pursuant to the terms of the Asset Purchase Agreement dated January 29, 2014 (the “Asset Purchase Agreement”) among Portus, the Company, Dane Acquisition Corp. (“Dane Sub”), being the Company’s wholly owned subsidiary, and David Christie, the Company’s sole executive officer, director and majority stockholder at the time of entering into the Asset Purchase Agreement.  Under the terms of the Asset Purchase Agreement, Portus transferred to Dane Sub all of its right, title and interest in and to the Portus Assets. In consideration for the Portus Assets, the Company issued to Portus 50,000,000 shares of its common stock.

Concurrently, in connection with the closing of the Asset Purchase Agreement, Mr. Christie returned for cancellation 49,800,000 shares of the Company’s common stock, representing 99.6% of the shares beneficially owned by him.

Upon completion of the acquisition of the Portus Assets, Mr. Christie resigned as the Company’s Chief Executive Officer, Chief Financial Officer, President, Secretary, Treasurer and Director.  Following Mr. Christie’s resignation, G. Dale Murray, II was appointed as the Company’s Chief Executive Officer, Chief Financial Officer, President, Secretary, Treasurer and as a Director.

As a result of the Company’s acquisition of the Portus Assets, the Company has changed its business to developing a global multilingual, cloud-based food and beverage service online portal business.

About the Portus Cloud Business

Portus Cloud business is being developed as a multilingual, cloud based food and beverage service “portal” where customers will be able to manage an entire food and beverage service business or enterprise.  Portus Cloud is intended to serve the food service management industry globally. Customers expected to utilize Portus Cloud include hospitals, nursing homes, long term care, restaurants, education facilities, military, hospitality, cruise lines, corporate dining and catering facility.  The Company is designing Portus Cloud to allow managers to effectively access the supply chain and effectively manage their business in any of these industries. It is also intended to enable the creation of recipes and menus, sourcing, costing and ordering the ingredients for proper preparation and presentation and where needed clinical feedback and in multiple languages.

For additional information please contact:

Dane Exploration Inc.

500 McLeod Trail East - #5178

Bellingham, Washington USA 98226

Dale Murray, CEO and President

Telephone: (954) 778-8211

Forward-Looking Statements

Information set forth in this news release contains forward-looking statements that are based on assumptions as of the date of this news release. These statements reflect management’s current estimates, beliefs, intentions and expectations.  They are not guarantees of future performance. The Company cautions that all forward looking statements are inherently uncertain and that actual performance may be affected by a number of material factors, many of which are beyond the Company’s control. Such factors include, among other things: risks and uncertainties relating to the Company’s limited operating history, ability to successfully develop its food service cloud portal and raise sufficient financing in order to meet the costs of such development.  Accordingly, actual and future events, conditions and results may differ materially from the estimates, beliefs, intentions and expectations expressed or implied in the forward looking information. Except as required under applicable securities legislation, the Company undertakes no obligation to publicly update or revise forward-looking information.